As filed with the Securities and Exchange Commission on July 30, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Smith & Wesson Holding Corporation
(Exact name of registrant as specified in its charter)

Nevada	87-0543688

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael F. Golden
President and Chief Executive Officer
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Robert S. Kant, Esq.
Brian H. Blaney, Esq.
Jeremy D. Zangara, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000 (phone)
(602) 445-8100 (facsimile)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum offering	Proposed maximum	Amount of
securities to be registered	registered (1)(2)	price per share (3)	aggregate offering price	registration fee
Common Stock, par value $0.001 per share (4)(5)	9,493,808	$6.46	$61,329,999.68	$3,422.21

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.

(2)	Consists of (i) 5,492,286 shares of common stock issued by the registrant to the former stockholders of Universal Safety Response, Inc. (“USR”) upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 18, 2009, among the registrant, SWAC-USR I, Inc., SWAC-USR II, Inc., USR, and the Stockholders’ Representative named therein (the “Merger Agreement”); and (ii) 4,001,522 shares of common stock issuable by the registrant to the former stockholders of USR upon the achievement of certain financial targets as set forth in the Merger Agreement.

(3)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low sales prices of the registrant’s common stock on July 27, 2009 as reported on the Nasdaq Global Select Market.

(4)	Each share of common stock includes one preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights.

(5)	Such shares are being registered for resale from time to time by certain selling stockholders.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 30, 2009
PROSPECTUS
9,493,808 Shares
SMITH & WESSON HOLDING CORPORATION
Common Stock

     On July 20, 2009, we issued 5,492,286 shares of our common stock to the former stockholders of Universal Safety Response, Inc., a New York corporation (“USR”), in connection with our acquisition of USR pursuant to an Agreement and Plan of Merger, dated as of June 18, 2009, among us, SWAC-USR I, Inc., a Delaware corporation, SWAC-USR II, Inc., a Delaware corporation, USR, and the Stockholders’ Representative named therein (the “Merger Agreement”). In addition, pursuant to the Merger Agreement, we have agreed to issue up to an additional 4,001,522 shares of our common stock to the former stockholders of USR upon the achievement of certain financial targets set forth in the Merger Agreement. This prospectus relates to the resale, from time to time, of up to 9,493,808 shares of our common stock acquired, or to be acquired, by the former stockholders of USR, who are referred to herein as the selling stockholders.
     We expect that sales made pursuant to this prospectus will be made
•	in broker’s transactions;

•	in block trades on the Nasdaq Global Select Market;

•	in transactions directly with market makers; or

•	in privately negotiated sales or otherwise.
     We will not receive any of the proceeds of sales by the selling stockholders. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.
     The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. Securities laws and SEC regulations may require the selling stockholders to deliver this prospectus to purchasers when they resell their shares of common stock.
     Our common stock is traded on the Nasdaq Global Select Market under the symbol “SWHC.” On July 27, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $6.41 per share.

     See “Risk Factors” on page 3 for a discussion of certain risk factors that should be considered by prospective purchasers of our common stock offered under this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2009.

     We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.

i

PROSPECTUS SUMMARY
     The following summary does not contain all of the information that may be important to purchasers of our common stock. Prospective purchasers of common stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in, or incorporated by reference into, this prospectus.
The Company
Our Business
     We are one of the world’s leading manufacturers of firearms. We manufacture a wide array of pistols, revolvers, tactical rifles, hunting rifles, black powder firearms, handcuffs, and firearm-related products and accessories for sale to a wide variety of customers, including gun enthusiasts, collectors, hunters, sportsmen, competitive shooters, protection focused individuals, law enforcement and security agencies and officers, and military agencies in the United States and throughout the world. We are the largest manufacturer of handguns and handcuffs in the United States, the largest U.S. exporter of handguns, and a growing participant in the tactical and hunting rifle markets that we recently entered. We manufacture these products at our facilities in Springfield, Massachusetts; Houlton, Maine; and Rochester, New Hampshire. We are also a supplier of OEM firearm components. In addition, we pursue opportunities to license our name and trademarks to third parties for use in association with their products and services. We plan to substantially increase our product offerings to leverage the 150-plus year old “Smith & Wesson” brand and capitalize on the goodwill developed through our historic American tradition by expanding consumer awareness of products we produce or license in the safety, security, protection, and sport markets.
     On July 20, 2009, we completed the acquisition of USR, a full-service perimeter security integrator, barrier manufacturer and installer. USR is the original creator of GRAB®, which has become the fastest growing barrier technology in the world. USR serves a variety of clients in the defense, transportation, and petrol-chemical industries, as well as corporate facilities, airports, Fortune 500 companies, and national laboratories. The acquisition of USR provides our company with entry into the rapidly growing perimeter security market, a move aligned with our growth and diversification strategy.
Our Strategy
     Our objective is to be a global leader in the businesses of safety, security, protection, and sport. Key elements of our strategy to achieve this objective are as follows:
•	enhancing existing and introducing innovative new products;

•	entering new markets and expanding our presence in existing markets;

•	enhancing our manufacturing productivity and capacity;

•	capitalizing on our widely known brand name;

•	emphasizing customer satisfaction and loyalty; and

•	pursuing strategic relationships and acquisitions.
Our Market
     We define our market as safety, security, protection, and sport. The safety market encompasses products and services for personal protection and deterrent devices; the security market includes products and services to meet homeland security needs, home security systems, and commercial security services; the protection market includes law enforcement, military, and other federal applications; and the sport market includes firearms, hunting equipment and accessories, collectibles, commemorative items, performance centers, sporting clubs, and specialty services. We currently focus our efforts on the firearm market, but are actively pursuing other revenue channels, including specialty services, law enforcement training, and brand licensing to other areas of the safety, security, protection, and sport markets. We recently entered the rapidly growing perimeter security market through our acquisition of USR.
     The firearm market includes the design and manufacture of pistols, revolvers, and long guns for consumer, law enforcement, and military use. We estimate that the domestic non-military gun market is approximately $175 million for revolvers and $791 million for pistols, with our market share being approximately 46% and 14%, respectively, and approximately $554 million for hunting rifles, $313 million for shotguns, $277 million for tactical rifles, and $60 million for black powder rifles, with our market share being approximately 9% in the tactical rifle market and approximately 37% in the black powder rifle market. We recently entered the bolt-action rifle market. According to 2007 reports by the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives, the U.S. firearms manufacturing industry has grown at a compound annual growth rate in units of 2.8% from 2002 through 2007.
     The firearm market involves a large number of U.S. and international manufacturers that focus on a wide variety of product offerings. The consumer handgun market is driven by new product introductions and, to a lesser extent, consumer disposable income and other economic as well as legal factors. The law enforcement market is driven primarily by product features as well as state and municipal purchasing programs, which often take the form of requests for proposal, or RFPs, followed by test and evaluation programs. The market for large quantity firearm purchases by state and municipal law enforcement is characterized by long sales cycles. The military market is driven by both large RFP programs and, to a lesser extent, government funded research and development for new weapons systems.
Corporate Background
     Our wholly owned subsidiary, Smith & Wesson Corp., was founded in 1852 by Horace Smith and Daniel B. Wesson. Mr. Wesson purchased Mr. Smith’s interest in 1873. The Wesson family sold Smith & Wesson Corp. to Bangor Punta Corp. in 1965. Lear Siegler Corporation purchased Bangor Punta in 1984, thereby gaining ownership of Smith & Wesson Corp. Forstmann Little & Co. purchased Lear Siegler in 1986 and sold Smith & Wesson Corp. shortly thereafter to Tomkins Corporation, an affiliate of UK-based Tomkins PLC. We purchased Smith & Wesson Corp. from Tomkins in May 2001 and changed our name to Smith & Wesson Holding Corporation in February 2002. On January 3, 2007, we completed the acquisition of all of the outstanding capital stock of Bear Lake Acquisition Corp. and its subsidiaries, including Thompson/Center Arms Company, Inc. On July 20, 2009, we completed the acquisition of USR.
     We maintain our principal executive offices at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104. Our telephone number is (800) 331-0852. Our website is located at www.smith-wesson.com. The information on our website does not constitute part of this prospectus. Through our website, we make available free of charge our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to any of them filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. These documents are available as soon as reasonably practicable after we electronically file them with the SEC. We also post on our website the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, our Code of Conduct and Ethics, our Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by the regulations of the SEC and the Nasdaq Global Select Market. The documents are also available in print by contacting our corporate secretary at our executive offices.
The Offering

Common Stock offered by the selling stockholders	9,493,808 shares

Use of proceeds	We will not receive any of the proceeds of sales of common stock by the selling stockholders.

Nasdaq Global Select Market symbol	SWHC

RISK FACTORS
     Investing in our common stock involves certain risks. Please see the risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended April 30, 2009, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the other information we include or incorporate by reference in this prospectus.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs, and our assumptions. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus, and we undertake no obligation to update these forward-looking statements in the future. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” and variations of these words and similar expressions to identify forward-looking statements. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for fiscal 2010 and thereafter; future products or product developments; our product development strategies; beliefs regarding product performance; the success of particular product or marketing programs; and liquidity and anticipated cash needs and availability. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein, and include the following:
•	the effect of general economic and business factors;

•	the demand for our products;

•	our dependence on the sporting goods distribution channel;

•	our success in attracting business from law enforcement agencies and the military;

•	our success in diversifying our business;

•	our ability to achieve gains in manufacturing productivity and capacity;

•	the continued strength of the goodwill associated with our name and our brand;

•	our ability to make successful acquisitions;

•	our ability to realize the benefits of acquisitions;

•	the availability of sufficient funds for our corporate needs;

•	our ability to manage our growth;

•	our ability to protect our intellectual property;

•	the risks associated with international activities;

•	the effect of government regulations;

•	the numerous lawsuits we are currently defending;

•	environmental laws and regulations;

•	our ability to service our indebtedness;

•	the cost and availability of insurance coverage;

•	the availability and cost of raw materials;

•	our success against our competitors; and

•	any disruption of our Springfield, Massachusetts operations.
USE OF PROCEEDS
     We will not receive any of the proceeds from sales of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS
     On July 20, 2009, we issued 5,492,286 shares of our common stock to the selling stockholders in connection with our acquisition of USR pursuant to the Merger Agreement. In addition, pursuant to the Merger Agreement, we have agreed to issue up to an additional 4,001,522 shares of our common stock to the selling stockholders based on the achievement of certain financial targets set forth in the Merger Agreement. This prospectus relates to the resale, from time to time, of up to 9,493,808 shares of our common stock acquired, or to be acquired, by the selling stockholders.
     The following table sets forth (1) the name of each of the selling stockholders, (2) the number of shares of common stock beneficially owned by each such selling stockholder that may be offered for the account of such selling stockholder under this prospectus, and (3) the number of shares of common stock beneficially owned by each such selling stockholder upon completion of this offering. Such information was obtained from the selling stockholders but has not been independently verified by us.

						Shares
	Shares Beneficially					Beneficially
	Owned Prior to			Shares Being		Owned After
	Offering (2)			Registered		Offering (2)(3)
Name of Selling Stockholder (1)	Number		Percent	for Sale (3)		Number	Percent
Matthew A. Gelfand (4)	1,804,102	(5)	2.8%	1,804,102	(5)	—	—
Laura Forrester Gelfand 2009 Grantor Retained Annuity Trust (4)	500,000		*	500,000		—	—
David R. Gelfand	463,824	(6)	*	463,824	(6)	—	—
James Herrmann (7)	895,114	(7)	1.4%	895,114	(7)	—	—
Peter J. Nofi (8)	552,177	(8)	*	552,177	(8)	—	—
The W.C. Cohen, Jr. Revocable Trust dated as of December 23, 1998 (9)	1,189,188	(10)	1.9%	1,189,188	(10)	—	—
B&D — R&S, Inc. (9)	466,750	(11)	*	466,750	(11)	—	—
Dakotah Investments, LLC (12)	188,558	(12)	*	188,558	(12)	—	—
Triple J of Wichita, LLC (13)	208,794	(13)	*	208,794	(13)	—	—
Howard N. Marcus	294,227	(14)	*	294,227	(14)	—	—
SGM Capital, LLC (15)	194,031	(15)	*	194,031	(15)	—	—
The W. Tom Meredith Marital Trust (16)	190,580	(16)	*	190,580	(16)	—	—
Cohen-Butler, LLC (9)	89,634	(17)	*	89,634	(17)	—	—
John C. Hamilton	374,839	(18)	*	374,839	(18)	—	—
Shez Bandukwala	23,571	(19)	*	23,571	(19)	—	—
Investcorp Interlachen Multi-Strategy Master Fund Limited (20)	1,791,187	(20)	2.8%	1,791,187	(20)	—	—
Wesley M. Foss (21)	182,663	(21)	*	182,663	(21)	—	—
Leonard T. Safford (22)	84,569	(22)	*	84,569	(22)	—	—

*	Less than 1% of the outstanding shares of common stock

(1)	Except as otherwise indicated, each selling stockholder named in the table has sole voting and investment power with respect to all common stock beneficially owned by such stockholder.

(2)	The percentages shown are calculated based on 63,447,904 shares of common stock, which includes (i) 59,446,382 shares of common stock outstanding on July 20, 2009, and (ii) an additional 4,001,522 shares of common stock that may be issued to the selling stockholders pursuant to the Merger Agreement upon the achievement of certain financial targets set forth in the Merger Agreement. The numbers and percentages shown include (i) the shares of common stock actually owned on July 20, 2009, (ii) the shares of common stock that the identified person had the right to acquire within 60 days of such date, and (iii) the shares of common stock that the identified person had the right to acquire upon the achievement of certain financial targets set forth in the Merger Agreement. In calculating the percentage of ownership, all shares of common stock that the identified person had the right to acquire within 60 days of July 20, 2009 are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by that person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	We have no assurance that the selling stockholders will sell any of the common stock being registered for sale. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon completion of the offering.

(4)	Matthew A. Gelfand served as the President and Chief Executive Officer and as a director of USR until July 20, 2009, the effective date of our acquisition of USR. Since July 20, 2009, Mr. Gelfand has served as the President and as a director of USR, a wholly owned subsidiary of our company. Mr. Gelfand, trustee of the Laura Forrester Gelfand 2009 Grantor Retained Annuity Trust, has voting and dispositive power over the shares held by this selling stockholder.

(5)	Includes 971,150 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(6)	Includes 195,496 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(7)	Includes 377,279 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. James Herrmann served as a director of USR until July 20, 2009, the effective date of our acquisition of USR.

(8)	Includes 232,736 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Peter J. Nofi served as the Secretary and as a director of USR until July 20, 2009, the effective date of our acquisition of USR.

(9)	William C. Cohen, Jr. served as a director of USR until July 20, 2009, the effective date of our acquisition of USR. Mr. Cohen is also serving as the Stockholders’ Representative pursuant to the Merger Agreement. Mr. Cohen, trustee of The W.C. Cohen, Jr. Revocable Trust dated as of December 23, 1998, Secretary and Treasurer of B&D — R&S, Inc., and Manager of Cohen-Butler, LLC, has voting and dispositive power over the shares held by these selling stockholders.

(10)	Includes 501,228 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(11)	Includes 196,729 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(12)	Includes 79,475 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Robert L. Cohen, Manager of Dakotah Investments, LLC, has voting and dispositive power over the shares held by this selling stockholder.

(13)	Includes 88,004 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Ronald J. Cornejo, Member of Triple J of Wichita, LLC, has voting and dispositive power over the shares held by this selling stockholder.

(14)	Includes 124,013 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(15)	Includes 81,782 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Stephen McConahey, Manager of SGM Capital, LLC, has voting and dispositive power over the shares held by this selling stockholder.

(16)	Includes 80,327 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Judith H. Meredith, Trustee of The W. Tom Meredith Marital Trust, has voting and dispositive power over the shares held by this selling stockholder.

(17)	Includes 37,780 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(18)	Includes 157,990 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(19)	Includes 9,935 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement.

(20)	Includes 754,963 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Gregg Colburn served as a director of USR until July 20, 2009, the effective date of our acquisition of USR. Mr. Colburn is an affiliate of Investcorp Interlachen Multi-Strategy Master Fund Limited. Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over the shares held by this selling stockholder. Andrew Fraley and Jonathan Havice, as the managing members of the general partner of Interlachen Capital Group LP, have shared voting control and investment discretion over the shares held by this selling stockholder. Andrew Fraley and Jonathan Havice disclaim beneficial ownership of the securities held by this selling stockholder.

(21)	Includes 76,990 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Wesley M. Foss served as the Vice President of USR until July 20, 2009, the effective date of our acquisition of USR. Since July 20, 2009, Mr. Foss has served as the Executive Vice President and Secretary of USR, a wholly owned subsidiary of our company.

(22)	Includes 35,645 shares of common stock issuable upon the achievement of certain financial targets set forth in the Merger Agreement. Leonard T. Safford served as the Chief Financial Officer of USR until July 20, 2009, the effective date of our acquisition of USR. Since July 20, 2009, Mr. Safford has served as the Chief Financial Officer, Treasurer, and Assistant Secretary of USR, a wholly owned subsidiary of our company.
PLAN OF DISTRIBUTION
     We are registering the shares of common stock to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling stockholders effect such transactions by selling common stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge the shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling stockholders and any discounts, commissions, or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration agreement, estimated to be $95,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration agreement or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration agreement, or we may be entitled to contribution.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
Indemnification for Securities Act Liabilities
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Certain members of such firm beneficially owned 60,000 shares of our common stock as of the date of this prospectus.
EXPERTS
     The consolidated financial statements and schedules of Smith & Wesson Holding Corporation as of April 30, 2009 and 2008 and for each of the three years in the period ended April 30, 2009 and management’s assessment of the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting as of April 30, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable.
     We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules:
•	Annual Report on Form 10-K for the year ended April 30, 2009 as filed on June 30, 2009;

•	Current Report on Form 8-K as filed on May 7, 2009;

•	Current Report on Form 8-K as filed on May 15, 2009;

•	Current Report on Form 8-K as filed on June 19, 2009;

•	Current Report on Form 8-K as filed on July 24, 2009; and

•	The description of our common stock contained in the Registration Statement on Form 8-A as filed on July 19, 2006, including any amendments or reports filed for the purpose of updating such description.
     We also incorporate by reference into this prospectus all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus.
     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus. You may request a copy of this information by writing or telephoning the individual set forth below at the following address or telephone number:
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
Telephone: 1-800-331-0852
Attention: Corporate Secretary

     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document that is subsequently filed with the SEC and incorporated by reference modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the common stock offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this prospectus.
     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Anyone may inspect a copy of the registration statement and our other filings without charge at the public reference maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

9,493,808 Shares
COMMON STOCK

PROSPECTUS

                                        , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the expenses payable by us in connection with the offering described in the Registration Statement. We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts, concessions, and brokerage commissions. All amounts shown are estimates except for the SEC registration fee.

Amount
to be Paid
SEC Registration Fee	$3,422
Accountants’ Fees and Expenses	10,000
Legal Fees and Expenses	40,000
Printing and Engraving Expenses	35,000
Miscellaneous Fees	6,578

Total	$95,000

Item 15. Indemnification of Directors and Officers.
     The amended and restated bylaws of the registrant provide that (i) the registrant shall indemnify, to the fullest extent permitted by the Nevada General Corporation Law, or Nevada law, each person who is or was a director, officer, employee, or other agent of the registrant; and (ii) the registrant may so indemnity any such person who serves or served any other enterprise at the request of the registrant. The registrant’s amended and restated bylaws also provide that expenses incurred in defending any action, suit, or proceeding by any person who the registrant is required to indemnify shall be paid or reimbursed promptly upon receipt by the registrant of an undertaking of such person to repay such expenses if it should ultimately be determined that such person was not entitled to be indemnified by the registrant.
     The amended and restated bylaws of the registrant also permit the registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or other agent of the registrant against any liability asserted against or incurred by such person arising out of his or her status as such, regardless of whether the registrant’s amended and restated bylaws would otherwise permit indemnification for that liability.
     Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee, or agent of the corporation, or of another entity for which such person is or was serving in such capacity at the request of the corporation, who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of corporation, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue, or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

     Section 78.751 of the Nevada Revised Statutes provides that unless discretionary indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders; by a majority vote of a quorum of the board of directors who were not parties to the action, suit, or proceeding; or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws, or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.
     In addition, the registrant has entered into indemnity agreement that require the registrant to indemnity the directors and officers of the registrant against expenses and certain other liabilities arising out of their conduct on behalf of the registrant to the maximum extent and under all circumstances permitted by law.
Item 16. Exhibits.

Exhibit
Number	Exhibit

4.1	Form of Common Stock Certificate (1)

4.12	Rights Agreement, dated as of August 25, 2005, by and between the Registrant and Interwest Transfer Company, Inc., as Rights Agent (2)

4.20	Registration Agreement, dated as of July 20, 2009, by and among the Registrant and the Holders named therein (3)

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

24.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (No. 333-136842) filed with the SEC on August 23, 2006.

(2)	Incorporated by reference to the Registrant’s Form 8-A filed with the SEC on August 25, 2005.

(3)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on July 24, 2009.
Item 17. Undertakings.
     A. The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, Commonwealth of Massachusetts, on July 30, 2009.

SMITH & WESSON HOLDING CORPORATION
By:	/s/ Michael F. Golden
Michael F. Golden
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Michael F. Golden and Barry M. Monheit, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Barry M. Monheit Barry M. Monheit	Chairman of the Board	July 30, 2009

/s/ Michael F. Golden Michael F. Golden	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 30, 2009

/s/ William F. Spengler William F. Spengler	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Accounting and Financial Officer)	July 30, 2009

/s/ Jeffrey D. Buchanan Jeffrey D. Buchanan	Director	July 30, 2009

/s/ John B. Furman John B. Furman	Director	July 30, 2009

/s/ Mitchell A. Saltz Mitchell A. Saltz	Director	July 30, 2009

Signature	Capacity	Date

/s/ Robert L. Scott Robert L. Scott	Vice Chairman of the Board	July 30, 2009

/s/ David M. Stone David M. Stone	Director	July 30, 2009

/s/ I. Marie Wadecki I. Marie Wadecki	Director	July 30, 2009

EXHIBIT INDEX

Number	Exhibit

4.1	Form of Common Stock Certificate (1)

4.12	Rights Agreement, dated as of August 25, 2005, by and between the Registrant and Interwest Transfer Company, Inc., as Rights Agent (2)

4.20	Registration Agreement, dated as of July 20, 2009, by and among the Registrant and the Holders named therein (3)

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

24.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (No. 333-136842) filed with the SEC on August 23, 2006.

(2)	Incorporated by reference to the Registrant’s Form 8-A filed with the SEC on August 25, 2005.

(3)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on July 24, 2009.